Exhibit 5.1

August 15, 2022

Genprex, Inc.

3300 Bee Cave Road #650-227

Austin, Texas 78746

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Genprex, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (i) 5,337,817 shares (the “ Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Genprex, Inc. 2018 Equity Incentive Plan (the “Plan”), (ii) 950,000 shares of Common Stock (the “Inducement Shares”) issuable under the Genprex, Inc. Employee Stock Option Grant Notice and Option Agreements between the Company and certain of its employees (the “Inducement Agreements”), and (iii) 208,050 shares of Common Stock (collectively, with the Plan Shares and the Inducement Shares, the “Shares”) issuable pursuant to the Genprex, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”).

In connection with rendering this opinion, we have examined or are familiar with the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Plan, The Inducement Agreements, the ESPP, the corporate proceedings with respect to the authorization of the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon such examination and review, we are of the opinion that the Shares will, upon issuance and delivery in accordance with the terms of the Plan, the Inducement Agreements or the ESPP, as applicable, be legally issued, fully paid and nonassessable outstanding shares of Common Stock.

The opinion expressed herein is limited to the corporate laws of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that this Firm is in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

By:	/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP